As filed with the Securities and Exchange Commission on March 11, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Protara Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-4580525
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

345 Park Avenue South, Third Floor

New York, NY 10010

(Address of Principal Executive Offices) (Zip Code)

Amended and Restated 2014 Equity Incentive Plan, as amended

2014 Employee Stock Purchase Plan

(Full title of the plans)

Jesse Shefferman

President and Chief Executive Officer

Protara Therapeutics, Inc.

345 Park Avenue South, Third Floor

New York, NY 10010

(Name and address of agent for service)

(646) 844-0337

(Telephone number, including area code, of agent for service)

Copies to:

Jesse Shefferman	Ryan S. Sansom, Esq.
Protara Therapeutics, Inc.	Karen E. Deschaine, Esq.
345 Park Avenue South, Third Floor	Cooley LLP
New York, NY 10010	4401 Eastgate Mall
(646) 844-0337	San Diego, California 92121
(858) 550-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee
Amended and Restated 2014 Equity Incentive Plan, as amended (Common stock, $0.001 par value per share)	812,889 shares (2)	$13.89	$11,291,028.21	$1,231.85
2014 Employee Stock Purchase Plan (Common stock, $0.001 par value per share)	7,025 shares (3)	$13.89	$97,577.25	$10.65
Total	819,914 shares	—	$11,388,605.46	$1,242.50

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Protara Therapeutics, Inc.’s (the “Registrant”) common stock, par value $0.001 per share (“Common Stock”) that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Represents additional shares of Common Stock reserved for future grant under the Amended and Restated 2014 Equity Incentive Plan, as amended (the “EIP”) as a result of the automatic increase in shares reserved thereunder on January 1, 2021 pursuant to an “evergreen” provision contained in the EIP. Pursuant to such provision, the EIP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the EIP on January 1 of each calendar year in an amount equal to (a) 4% of the total number of shares of the Registrant’s Stock (as defined in the EIP) outstanding as of the end of the immediately preceding fiscal year; or (b) such lesser number of shares of Common Stock as is determined by the Registrant’s board of directors (the “Board”) for the applicable year.
(3)	Represents additional shares of the Registrant’s Common Stock reserved for issuance under the 2014 Employee Stock Purchase Plan (the “ESPP”) as a result of the automatic increase in shares reserved thereunder on January 1, 2021 pursuant to and “evergreen” provision contained in the ESPP. Pursuant to such provision, the ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the ESPP on January 1 of each calendar year, from January 1, 2015 and ending on (and including) January 1, 2024, in an amount equal to (a) the lesser of (i) 1% of the total number of shares of Common Stock outstanding as of the end of the immediately preceding fiscal year or (ii) 7,025 shares of Common Stock; or (b) such lesser number of shares of Common Stock as is determined by the Board for the applicable year.
(4)	Estimated pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sale prices of the Common Stock as reported on The Nasdaq Capital Market on March 5, 2021.

PART I

EXPLANATORY NOTE

The Registrant is filing this Registration Statement on Form S-8 for the purpose of registering an additional 812,889 shares of common stock under the EIP and an additional 7,025 shares of common stock under the ESPP, pursuant to the “evergreen” provisions of each plan which provide for annual automatic increases in the number of shares of Common Stock reserved for issuance under each respective plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which Registration Statements of the Registrant on Form S-8 relating to the same employee benefit plan are effective. The Registrant previously registered shares of its Common Stock for issuance under the EIP and ESPP under Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on November 25, 2014 (File No. 333-200587), January 4, 2018 (File No. 333-222415), January 3, 2019 (File No. 333-229123) and January 15, 2020 (File No. 333-235918). Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registration Statements referenced above.

The registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the registrant with the SEC (other than portions of Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits related to such items or other portions of documents filed with the SEC which were furnished, but not filed, pursuant to applicable rules promulgated by the SEC):

●	the Company’s Annual Report on Form 10-K filed with the SEC on March 11, 2021;
●	the Company’s Current Reports on Form 8-K filed with the SEC on February 2, 2021, February 11, 2021 and March 3, 2021; and
●	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-36694) filed with the SEC on October 16, 2014 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

In addition, all reports and other documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

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ITEM 8. EXHIBITS.

Exhibit Number	Description

4.1	Sixth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on October 27, 2014).

4.2	Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on January 10, 2020).

4.3	Second Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on May 13, 2020).

4.4	Certificate of Designation of Preferences, Rights and Limitations of Series 1 Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on January 10, 2020).

4.5	Certificate of Amendment to the Certificate of Designation of Preferences, Rights and Limitations of Series 1 Convertible Non-Voting Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 23, 2020).

4.6	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on August 3, 2017).

4.7	Registration Rights Agreement, dated as of September 23, 2019, by and among the Registrant and the institutional investors named therein (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 24, 2019).

4.8	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on January 10, 2020).

5.1	Opinion of Cooley LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.3	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	Amended and Restated 2014 Equity Incentive Plan of the Registrant, as amended (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on January 10, 2020).

99.2	Forms of Stock Option Agreement, Option Exercise, Restricted Stock Unit Grant and Restricted Stock Unit Agreement under the Amended and Restated 2014 Equity Incentive Plan of the Registrant, as amended (incorporated by reference to Exhibit 10.25 to the Registrant’s Annual Report on form 10-K for the fiscal year ended December 31, 2019 filed on March 20, 2020).

99.3	2014 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.25 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed on October 7, 2014).

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on March 11, 2021.

PROTARA THERAPEUTICS, INC.

By:	/s/ Jesse Shefferman
Jesse Shefferman
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jesse Shefferman as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Jesse Shefferman	President and Chief Executive Officer and Director	March 11, 2021
Jesse Shefferman	(Principal Executive Officer)

/s/ Blaine Davis	Chief Financial Officer	March 11, 2021
Blaine Davis	(Principal Financial and Accounting Officer)

/s/ Luke Beshar	Chairman of the Board of Directors	March 11, 2021
Luke Beshar

/s/ Cynthia Smith	Director	March 11, 2021
Cynthia Smith

/s/ Roger Garceau, M.D.	Director	March 11, 2021
Roger Garceau, M.D.

/s/ Richard Levy, M.D.	Director	March 11, 2021
Richard Levy, M.D.

/s/ Gregory P. Sargen	Director	March 11, 2021
Gregory P. Sargen

/s/ Michael Solomon, Ph.D.	Director	March 11, 2021
Michael Solomon, Ph.D.

/s/ Barry Flannelly, Pharm.D.	Director	March 11, 2021
Barry Flannelly, Pharm.D.

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